Alexander & Baldwin, Inc. Reports Fourth Quarter and Full-Year 2022 Results

HONOLULU, February 28, 2023 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai‘i-based company focused on owning and operating high-quality commercial real estate in Hawai‘i, today announced financial results for the fourth quarter and full-year of 2022.
Chris Benjamin, A&B chief executive officer, stated: "Our high-quality portfolio of grocery-anchored retail, industrial and ground lease assets continued to perform well in the fourth quarter, closing out a year of exceptional results. During 2022, commercial real estate ("CRE") portfolio Net Operating Income ("NOI") increased by 6.3% over 2021 to $117.8 million. Leasing activity remained robust as we finished the year with total leased occupancy of 95.0%, along with 4.4% full-year re-leasing spreads."
"We made meaningful progress in advancing our strategic agenda during the year as we closed on the sale of approximately 20,200 acres of non-core landholdings. While we haven't yet sold Grace Pacific, we took the decisive step in the fourth quarter of committing to a plan to sell and classifying the business as a discontinued operation. With our business simplification process nearly complete, we are focused on utilizing our strong balance sheet to expand our premier CRE portfolio. Redevelopment options within our portfolio, as well as a pipeline of potential acquisitions, give us confidence that we will be able to capitalize on opportunities across our target markets and preferred asset classes."
"Lastly, I would like to congratulate Lance Parker on his promotion to president and chief executive officer of A&B, effective July 1. Lance will maintain a keen focus on operating and growing our CRE platform, while I work to complete the Company's strategic transformation into a CRE company. I have the utmost confidence in Lance and our entire team to demonstrate the strength of the A&B platform and create value for shareholders in 2023 and beyond."
Change in Segments and Financial Presentation
During the fourth quarter of 2022, the Company changed its segment reporting in its financial statements to reflect how it now manages its continuing operations. The specific changes were made in conjunction with the Company presenting its materials and construction operations, including Grace Pacific, as held for sale and discontinued operations in its financial statements, pursuant to which the Company eliminated the former Materials & Construction segment and reclassified its joint venture interest in a materials company to the Land Operations segment.
The impact of the changes to the Company's segment reporting has been retrospectively reflected in the financial information for the prior periods presented in this release, resulting in changes in Land Operations segment Operating Profit (Loss) of $0.1 million and $(3.3) million during the three months ended December 31, 2022 and 2021, respectively. The full-year impact to Land Operations Operating Profit (Loss) was $2.7 million and $(2.5) million for the years ended December 31, 2022 and 2021, respectively. Prepaid expenses and other assets for Land Operations increased by $26.1 million and $23.4 million as of December 31, 2022 and 2021, as a result of the change in segment reporting. Additional information about these changes is included in the appendix.
Financial Results for Q4 and FY 2022
•Net income (loss) available to A&B common shareholders and diluted earnings (loss) per share for the fourth quarter of 2022 were $(71.6) million and $(0.99) per share, respectively, compared to $6.1 million and $0.08 per share in the same quarter of 2021. Results for the fourth quarter of 2022 and 2021 include after-tax losses from discontinued operations of $87.9 million and $31.5 million, respectively.
•Net income (loss) available to A&B common shareholders and diluted earnings (loss) per share for the full-year of 2022 were $(50.8) million and $(0.70) per share, respectively, compared to $35.1 million and $0.48 per share in 2021. Results for the full-year 2022 and 2021 include after-tax losses from discontinued operations of $86.6 million and $39.6 million, respectively.
•Nareit-defined Funds From Operations ("FFO") and FFO per-diluted share for the fourth quarter of 2022 were $25.3 million and $0.35 per share, respectively, compared to $44.6 million and $0.61 per share in the same quarter of 2021. The full-year 2022 FFO and FFO per diluted share were $73.4 million and $1.01 per share, respectively, compared to $110.0 million and $1.52 per share in the same period of 2021.
•Core FFO and Core FFO per-diluted share for the fourth quarter of 2022 were $22.2 million and $0.31 per share, respectively, compared to $17.5 million and $0.24 per share in the same quarter of 2021. The full-year 2022 Core FFO and Core FFO per diluted share were $82.2 million and $1.13 per share, respectively, compared to $69.5 million and $0.96 per share in the same period of 2021.
Commercial Real Estate (CRE) Highlights for Q4 and FY 2022
•In the fourth quarter of 2022, CRE revenue increased by $2.2 million, or 4.8%, to $48.4 million, as compared to $46.2 million in the same quarter of 2021. CRE revenue increased $13.1 million, or 7.5%, to $187.2 million for the full-year of 2022, as compared to $174.1 million in the same period of 2021.
•In the fourth quarter of 2022, CRE net operating income ("NOI") increased by $0.4 million, or 1.3%, to $29.2 million, as compared to $28.8 million in the same quarter of 2021. CRE NOI increased by $7.0 million, or 6.3%, to $117.8 million for the full-year of 2022, as compared to $110.7 million in the same period of 2021.
•In the fourth quarter of 2022, CRE Same-Store NOI increased 1.1% compared to the prior year fourth quarter. Full-year Same-Store NOI increased 6.0% compared to the same period in 2021.
•During the fourth quarter of 2022, the Company executed a total of 61 leases, covering approximately 129,500 square feet of gross leasable area ("GLA"). There were 261 total leases executed in 2022, covering approximately 777,800 square feet of GLA.
•Comparable leasing spreads were 5.5% portfolio-wide for the fourth quarter of 2022 and 5.2% for retail spaces. Full-year comparable leasing spreads stand at 4.4% portfolio-wide and 3.9% for retail spaces.
•Significant leases executed during the fourth quarter of 2022 include:
◦Fifteen leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 23,000 square feet of GLA.
◦Six leases at Kaka‘ako Commerce Center totaling approximately 21,000 square feet of GLA.
•Significant leases executed during 2022 include:
◦Fifty-six leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 77,100 square feet of GLA.
◦Twenty-four leases at Kaka‘ako Commerce Center totaling approximately 61,500 square feet of GLA.
◦Sixteen leases at Manoa Marketplace totaling approximately 23,500 square feet of GLA.
◦Nine leases at Kaneohe Bay Shopping Center totaling approximately 52,200 square feet of GLA.
◦Eight leases at Pearl Highlands Center totaling approximately 189,000 square feet of GLA.
•Both overall leased and Same-Store leased occupancy were 95.0% as of December 31, 2022, an increase of 70 basis points compared to December 31, 2021.
◦Both leased and Same-Store leased occupancy in the retail portfolio were 93.8% as of December 31, 2022, an increase of 70 basis points compared to December 31, 2021, primarily due to strong leasing activity at Manoa Marketplace and Pu‘unene Shopping Center.
◦Leased occupancy in the industrial portfolio was 98.4% as of December 31, 2022, an increase of 140 basis points compared to December 31, 2021, primarily due to robust leasing activity at Port Allen and Harbor Industrial. Same-Store leased occupancy in the industrial portfolio was 98.3% as of December 31, 2022, an increase of 140 basis points compared to December 31, 2021.
CRE Redevelopment
•The Manoa Marketplace redevelopment project, incorporating sustainable design and building elements, is progressing and remains on schedule to be completed in the third quarter of 2023. Efforts to enhance the visitor experience at this well-located neighborhood center are expected to realize between 8.0% and 8.5% stabilized yield on total estimated project costs, and follow the successful redevelopment of Aikahi Park Shopping Center.

Land Operations
•Land Operations operating profit was $5.7 million in the fourth quarter of 2022, as compared to $29.9 million in the fourth quarter of 2021. Land Operations operating loss was $1.4 million for the year ended December 31, 2022, as compared to an operating profit of $53.2 million for the year ended December 31, 2021. The year-over-year decline in performance was partly attributable to charges during 2022 to the Land Operations segment related to the termination of the defined benefit pension plans, and lower non-core monetization compared to the elevated amount in the prior year (sale of Kukui‘ula residential development and unimproved property sales), partially offset by gain recognized upon the sale of McBryde Sugar and McBryde Resources in the second quarter of 2022.
•Land Operations Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") was $10.7 million for the fourth quarter of 2022, as compared to $30.2 million in the fourth quarter of 2021. Land Operations Adjusted EBITDA was $67.0 million for the year ended December 31, 2022, as compared to $54.3 million for the year ended December 31, 2021.
•The Company continued to monetize assets including the following transactions that closed in 2022:
◦Approximately 18,900 acres of primarily non-core conservation and agricultural land on the island of Kaua‘i and 100% of the Company's ownership interest in McBryde Resources, Inc., associated with the McBryde Sale in exchange for cash proceeds of $73.9 million.
◦Approximately 1,300 acres of other non-core landholdings in exchange for cash proceeds of $18.3 million
◦4.9 acres at Maui Business Park II in exchange for cash proceeds of $7.7 million.
•Performance of this segment prospectively will be driven by future land sales activity.
Balance Sheet, Market Value, Liquidity and Adjusted EBITDA
•In 2022, the following financing activities were completed:
◦In September, the Company established a plan to repurchase up to $10 million in shares of its common stock when certain market conditions were met. Prior to the expiration of this plan on December 31, 2022, the Company had repurchased shares totaling $4.6 million.
◦In October, the Company entered into two forward-starting interest rate swap agreements with a blended 4.86% interest rate on $130.0 million of future financing.
◦During the year, the Company repaid $38.0 million, net, on its revolving credit facility and repaid $23.2 million related to term debt and mortgages, while initiating no new term debt or mortgages.
•As of December 31, 2022, the Company had an equity market capitalization of $1.4 billion and $472.2 million in total debt, for a total market capitalization of approximately $1.8 billion. The Company's debt-to-total market capitalization was 25.8% as of December 31, 2022. The Company's debt has a weighted-average maturity of 3.3 years, with a weighted-average interest rate of 4.3%. Ninety-eight percent of the Company's debt was at fixed rates at year end.
•As of December 31, 2022, the Company had total liquidity of $520.2 million, consisting of cash on hand of $33.3 million and $486.9 million available on its revolving line of credit.
•The Company reported Consolidated Adjusted EBITDA of $160.7 million for the twelve-month period ended December 31, 2022, compared to $144.1 million for the same period ended December 31, 2021. Net Debt to TTM (trailing twelve months) Consolidated Adjusted EBITDA was 2.7 times as of December 31, 2022, compared to 3.3 times for the same period last year.
Dividend
•The Company paid a fourth quarter 2022 dividend of $0.22 per share on January 6, 2023.
•The Company's Board declared a first quarter 2023 dividend of $0.22 per share, payable on April 4, 2023, to shareholders of record as of the close of business on March 17, 2023.

2023 Full-Year Guidance
•Initial outlook for 2023 includes:

Core FFO per diluted share	$1.08 to $1.13
CRE Same-Store NOI	2.0% to 4.0%
CRE Same-Store NOI, excluding prior year reserve reversals	5.0% to 6.5%
Environmental, Social and Governance (ESG) Activity
•In 2022, the following ESG activities and highlights occurred:
◦In August, released A&B's Third Annual Corporate Responsibility Report, with enhanced SASB, TCFD and GHG disclosures.
◦In November, completed construction of a 1.3-megawatt rooftop photovoltaic system at Pearl Highlands Center, marking the first of a pipeline of on-site renewable energy generation projects across A&B's CRE portfolio.
◦During the year, made charitable contributions to 181 Hawai‘i-based non-profit organizations, with a particular focus on expanding support for ESG, DEI and social justice-related causes.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, 12 industrial assets and four office properties, as well as 141 acres of ground leases. A&B is expanding and strengthening its Hawai‘i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 153-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Clayton Chun
(808) 525-6606
investorrelations@abhi.com

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(amounts in millions, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating Revenue:
Commercial Real Estate	$48.4	$46.2	$187.2	$174.1
Land Operations	22.4	41.4	43.3	79.9
Total operating revenue	70.8	87.6	230.5	254.0
Operating Profit (Loss):
Commercial Real Estate	21.2	19.6	81.5	72.6
Land Operations	5.7	29.9	(1.4)	53.2
Total operating profit (loss)	26.9	49.5	80.1	125.8
Gain (loss) on disposal of commercial real estate properties, net	—	2.6	—	2.8
Interest expense	(5.3)	(6.1)	(22.0)	(26.2)
Corporate and other expense	(5.6)	(8.2)	(39.3)	(27.0)
Income (Loss) from Continuing Operations Before Income Taxes	16.0	37.8	18.8	75.4
Income tax benefit (expense)	0.2	0.1	18.3	—
Income (Loss) from Continuing Operations	16.2	37.9	37.1	75.4
Income (loss) from discontinued operations, net of income taxes	(87.9)	(31.5)	(86.6)	(39.6)
Net Income (Loss)	$(71.7)	$6.4	$(49.5)	$35.8
Loss (income) attributable to discontinued noncontrolling interest	0.1	(0.1)	(1.1)	(0.4)
Net Income (Loss) Attributable to A&B Shareholders	$(71.6)	$6.3	$(50.6)	$35.4

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.22	$0.52	$0.51	$1.03
Discontinued operations available to A&B shareholders	(1.21)	(0.44)	(1.21)	(0.55)
Net income (loss) available to A&B shareholders	$(0.99)	$0.08	$(0.70)	$0.48

Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.22	$0.51	$0.50	$1.03
Discontinued operations available to A&B shareholders	(1.21)	(0.43)	(1.20)	(0.55)
Net income (loss) available to A&B shareholders	$(0.99)	$0.08	$(0.70)	$0.48

Weighted-Average Number of Shares Outstanding:
Basic	72.5	72.5	72.6	72.5
Diluted	72.7	72.7	72.8	72.6

Amounts Available to A&B Common Shareholders:
Continuing operations available to A&B common shareholders	$16.2	$37.7	$36.9	$75.1
Discontinued operations available to A&B common shareholders	(87.8)	(31.6)	(87.7)	(40.0)
Net income (loss) available to A&B common shareholders	$(71.6)	$6.1	$(50.8)	$35.1

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions; unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Real estate investments
Real estate property	$1,598.9	$1,588.2
Accumulated depreciation	(202.3)	(180.5)
Real estate property, net	1,396.6	1,407.7
Real estate developments	59.9	65.0
Investments in real estate joint ventures and partnerships	7.5	8.8
Real estate intangible assets, net	43.6	51.6
Real estate investments, net	1,507.6	1,533.1
Cash and cash equivalents	33.3	65.4
Restricted cash	1.0	1.0
Accounts receivable and retention, net	6.1	2.2
Other property, net	2.5	17.9
Operating lease right-of-use assets	5.4	7.0
Goodwill	8.7	8.7
Other receivables	6.9	11.6
Prepaid expenses and other assets	89.0	78.2
Assets held for sale	126.8	154.7
Total assets	$1,787.3	$1,879.8

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$472.2	$530.8
Accounts payable	4.5	3.4
Operating lease liabilities	4.9	6.5
Accrued pension and post-retirement benefits	10.1	56.3
Deferred revenue	68.8	68.3
Accrued and other liabilities	102.1	95.2
Liabilities associated with assets held for sale	81.0	45.8
Redeemable Noncontrolling Interest	8.0	6.9
Equity	1,035.7	1,066.6
Total liabilities and equity	$1,787.3	$1,879.8

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(amounts in millions; unaudited)

	Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$(49.5)	$35.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Loss (income) from discontinued operations	86.6	39.6
Depreciation and amortization	38.0	39.6
Income tax benefit related to pension termination and other, net	(18.1)	—
Loss (gain) from disposals and asset transactions, net	(54.0)	(2.9)
Impairment of assets	5.0	—
Share-based compensation expense	4.9	5.9
Equity in (income) loss from affiliates, net of operating cash distributions	(0.9)	(9.0)
Pension termination	76.9	—
Changes in operating assets and liabilities:
Trade and other receivables	(3.9)	3.9
Inventories	0.1	(0.2)
Prepaid expenses, income tax receivable and other assets	(1.8)	(4.7)
Development/other property inventory	10.5	8.7
Accrued pension and post-retirement benefits	(27.1)	(3.0)
Accounts payable	0.8	(0.5)
Accrued and other liabilities	(0.3)	4.9
Operating cash flows from continuing operations	67.2	118.1
Operating cash flows from discontinued operations	(33.2)	6.1
Net cash provided by (used in) operations	34.0	124.2

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	—	(16.9)
Capital expenditures for property, plant and equipment	(21.7)	(30.3)
Proceeds from disposal of assets	73.1	3.0
Payments for purchases of investments in affiliates and other investments	(0.5)	(1.2)
Distributions of capital and other receipts from investments in affiliates and other investments	0.1	149.5
Investing cash flows from continuing operations	51.0	104.1
Investing cash flows from discontinued operations	(6.4)	(7.6)
Net cash provided by (used in) investing activities	44.6	96.5

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable and other debt	—	131.0
Payments of notes payable and other debt and deferred financing costs	(23.2)	(288.8)
Borrowings (payments) on line-of-credit agreement, net	(38.0)	—
Cash dividends paid	(57.7)	(46.6)
Repurchases of common stock and other payments	(7.3)	(1.3)
Financing cash flows from continuing operations	(126.2)	(205.7)
Financing cash flows from discontinued operations	11.0	(1.4)
Net cash provided by (used in) financing activities	(115.2)	(207.1)

Cash, Cash Equivalents, Restricted Cash, and Cash included in Assets Held for Sale
Net increase (decrease) in cash, cash equivalents, restricted cash, and cash included in assets held for sale	(36.6)	13.6
Balance, beginning of period	71.0	57.4
Balance, end of period	$34.4	$71.0

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

NOI is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only the contract-based income and cash-based expense items that are incurred at the property level. When compared across periods, NOI can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-contract-based revenue (e.g., straight-line lease adjustments required under GAAP); by non-cash expense recognition items (e.g., the impact of depreciation and amortization expense or impairments); or by other expenses or gains or losses that do not directly relate to the Company's ownership and operations of the properties (e.g., indirect selling, general, administrative and other expenses, as well as lease termination income). The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the contract-based revenue that is realizable (i.e., assuming collectability is deemed probable) and the direct property-related expenses paid or payable in cash that are incurred in operating the Company's Commercial Real Estate portfolio, as well as trends in occupancy rates, rental rates and operating costs. NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company reports NOI and Occupancy on a Same-Store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year and current reporting period, year-to-date. The Company believes that reporting on a Same-Store basis provides investors with additional information regarding the operating performance of comparable assets separate from other factors (such as the effect of developments, redevelopments, acquisitions or dispositions).
Reconciliations of Commercial Real Estate operating profit (loss) to Commercial Real Estate NOI and Same-Store NOI are as follows:

	Three Months Ended December 31,			Year Ended December 31,
(amounts in millions; unaudited)	2022	2021	Change[1]	2022	2021	Change[1]
CRE Operating Profit (Loss)	$21.2	$19.6	$1.6	$81.5	$72.6	$8.9
Plus: Depreciation and amortization	9.1	9.5	(0.4)	36.5	37.7	(1.2)
Less: Straight-line lease adjustments	(2.6)	(1.5)	(1.1)	(6.3)	(4.4)	(1.9)
Less: Favorable/(unfavorable) lease amortization	(0.3)	(0.4)	0.1	(1.1)	(0.9)	(0.2)
Less: Termination income	—	(0.1)	0.1	(0.1)	(0.2)	0.1
Plus: Other (income)/expense, net	0.2	—	0.2	0.5	(0.6)	1.1
Plus: Selling, general, administrative and other expenses	1.6	1.7	(0.1)	6.8	6.5	0.3
NOI	29.2	28.8	0.4	117.8	110.7	7.1
Less: NOI from acquisitions, dispositions, and other adjustments	(0.2)	(0.1)	(0.1)	(0.7)	(0.2)	(0.5)
Same-Store NOI	$29.0	$28.7	$0.3	$117.1	$110.5	$6.6
[1] Amounts in this table are rounded to the nearest tenth of a million, but percentages were calculated based on thousands. Accordingly, a recalculation of some percentages, if based on the reported data, may be slightly different.

FFO is presented by the Company as a widely used non-GAAP measure of operating performance for real estate companies. The Company believes that, subject to the following limitations, FFO provides a supplemental measure to net income (calculated in accordance with GAAP) for comparing its performance and operations to those of other REITs. FFO does not represent an alternative to net income calculated in accordance with GAAP. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity. The Company presents different forms of FFO:
•Core FFO represents a non-GAAP measure relevant to the operating performance of the Company's commercial real estate business (i.e., its core business). Core FFO is calculated by adjusting CRE operating profit to exclude items in a manner consistent with FFO (i.e., depreciation and amortization related to real estate included in CRE operating profit) and to make further adjustments to include expenses not included in CRE operating profit but that are necessary to accurately reflect the operating performance of its core business (i.e., corporate expenses and interest expense attributable to this core business) or to exclude items that are non-recurring, infrequent, unusual and unrelated to the core business operating performance (i.e., not likely to recur within two years or has not occurred within the prior two years). The Company believes such adjustments facilitate the comparable measurement of the Company's core operating performance over time. The Company believes that Core FFO, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess and compare the operating performance of REITs.

•FFO represents the Nareit-defined non-GAAP measure for the operating performance of the Company as a whole. The Company's calculation refers to net income (loss) available to A&B common shareholders as its starting point in the calculation of FFO.

The Company presents both non-GAAP measures and reconciles each to the most directly-comparable GAAP measure as well as reconciling FFO to Core FFO. The Company's FFO and Core FFO may not be comparable to FFO non-GAAP measures reported by other REITs. These other REITs may not define the term in accordance with the current Nareit definition or may interpret the current Nareit definition differently.

Reconciliations of net income (loss) available to A&B common shareholders to FFO and Core FFO are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in millions; unaudited)	2022	2021	2022	2021
Net Income (Loss) available to A&B common shareholders	$(71.6)	$6.1	$(50.8)	$35.1
Depreciation and amortization of commercial real estate properties	9.1	9.5	36.5	37.7
Gain on the disposal of commercial real estate properties, net	—	(2.6)	—	(2.8)
Loss from discontinued operations, net of income taxes	87.9	31.5	86.6	39.6
Income (loss) attributable to discontinued noncontrolling interest	(0.1)	0.1	1.1	0.4
FFO	$25.3	$44.6	$73.4	$110.0
Exclude items not related to core business:
Land Operations operating (profit) loss	(5.7)	(29.9)	1.4	(53.2)
Income tax expense (benefit)	(0.2)	(0.1)	(18.3)	—
Non-core business interest expense	2.8	2.9	11.0	12.7
Pension termination - CRE and Corporate	—	—	14.7	—
Core FFO	$22.2	$17.5	$82.2	$69.5

Reconciliations of Core FFO starting from Commercial Real Estate operating profit (loss) are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in millions; unaudited)	2022	2021	2022	2021
Commercial Real Estate Operating Profit (Loss)	$21.2	$19.6	$81.5	$72.6
Depreciation and amortization of commercial real estate properties	9.1	9.5	36.5	37.7
Corporate and other expense	(5.6)	(8.2)	(39.3)	(27.0)
Core business interest expense	(2.5)	(3.2)	(11.0)	(13.5)
Distributions to participating securities	—	(0.2)	(0.2)	(0.3)
Pension termination - CRE and Corporate	—	—	14.7	—
Core FFO	$22.2	$17.5	$82.2	$69.5

The Company may report various forms of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), on a consolidated basis or a segment basis (e.g., “Consolidated EBITDA” or “Land Operations EBITDA”), as non-GAAP measures used by the Company in evaluating the Company’s and segments’ operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the Company’s and segments’ ongoing operations.

Consolidated EBITDA is calculated by adjusting the Company’s consolidated net income (loss) to exclude the impact of interest expense, income taxes and depreciation and amortization. Land Operations EBITDA is calculated by adjusting Land Operations operating profit (which excludes interest expense and income taxes) to add back depreciation and amortization recorded at the Land Operations segment.

The Company also adjusts Consolidated EBITDA or Land Operations EBITDA (to arrive at “Consolidated Adjusted EBITDA” or “Land Operations Adjusted EBITDA”) for items identified as non-recurring, infrequent or unusual that are not expected to recur in the Company’s core business or segment’s normal operations.

As an illustrative example, the Company identified non-cash pension termination charges as a non-recurring, infrequent or unusual item that is not expected to recur in the consolidated or segment’s normal operations (or in the Company’s core business). By excluding these items from Segment EBITDA and Consolidated EBITDA to arrive at Segment Adjusted EBITDA or Consolidated Adjusted EBITDA, the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results. Such non-GAAP measures should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Reconciliations of the Company's consolidated net income to Consolidated EBITDA and Consolidated Adjusted EBITDA are as follows:

	Year Ended December 31,
(amounts in millions, unaudited)	2022	2021
Net Income (Loss)	$(49.5)	$35.8
Adjustments:
Depreciation and amortization	38.0	39.6
Interest expense	22.0	26.2
Income tax expense (benefit)	(18.3)	—
Depreciation and amortization related to discontinued operations	5.8	10.8
Interest expense related to discontinued operations	0.2	0.1
Consolidated EBITDA	$(1.8)	$112.5
Asset impairments related to the Land Operations Segment	5.0	—
Equity method investment impairment related to discontinued operations	—	2.9
Pension termination	76.9	—
(Income) loss from discontinued operations, net of income taxes and excluding depreciation, amortization and interest expense	80.6	28.7
Consolidated Adjusted EBITDA	$160.7	$144.1

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, the evaluation of alternatives by the Company related to its non-core assets and business, and the risk factors discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.

APPENDIX
During the fourth quarter of 2022, the Company changed its segment reporting in its financial statements to reflect how it now manages its continuing operations. The specific changes were made in conjunction with the Company presenting its materials and construction operations, including Grace Pacific, as held for sale and discontinued operations in its financial statements, pursuant to which the Company eliminated the former Materials & Construction segment and reclassified its joint venture interest in a materials company to the Land Operations segment. Below is a reconciliation of the changes that occurred as part of the segment realignment and discontinued operations for the years ended December 31, 2022 and 2021.

	Unadjusted			As Reported
	Year Ended	Segment	Discontinued	Year Ended
	December 31, 2022	Realignment	Operations	December 31, 2022
Operating Profit (Loss):
Commercial Real Estate	$81.5	$—	$—	$81.5
Land Operations	(4.5)	2.7	0.4	(1.4)
Materials & Construction	(83.0)	(2.7)	85.7	—
Total operating profit (loss)	$(6.0)	$—	$86.1	$80.1
Interest expense	(22.2)	—	0.2	(22.0)
Corporate and other expense	(39.3)	—	—	(39.3)
Income (Loss) from Continuing Operations Before Income Taxes	$(67.5)	$—	$86.3	$18.8
Income tax benefit (expense)	18.3	—	—	18.3
Income (Loss) from Continuing Operations	$(49.2)	$—	$86.3	$37.1
Income (loss) from discontinued operations, net of income taxes	(0.3)	—	(86.3)	(86.6)
Net Income (Loss)	$(49.5)	$—	$—	$(49.5)

	Unadjusted			As Reported
	Year Ended	Segment	Discontinued	Year Ended
	December 31, 2021	Realignment	Operations	December 31, 2021
Operating Profit (Loss):
Commercial Real Estate	$72.6	$—	$—	$72.6
Land Operations	55.4	(2.5)	0.3	53.2
Materials & Construction	(40.5)	2.5	38.0	—
Total operating profit (loss)	$87.5	$—	$38.3	$125.8
Gain (loss) on disposal of commercial real estate properties, net	2.8	—	—	2.8
Interest expense	(26.3)	—	0.1	(26.2)
Corporate and other expense	(27.1)	—	0.1	(27.0)
Income (Loss) from Continuing Operations Before Income Taxes	$36.9	$—	$38.5	$75.4
Income tax benefit (expense)	—	—	—	—
Income (Loss) from Continuing Operations	$36.9	$—	$38.5	$75.4
Income (loss) from discontinued operations, net of income taxes	(1.1)	—	(38.5)	(39.6)
Net Income (Loss)	$35.8	$—	$—	$35.8

Below is a reconciliation of the changes that occurred as part of the segment realignment and discontinued operations for the quarters ended December 31, 2022 and 2021.

	Unadjusted			As Reported
	Quarter Ended	Segment	Discontinued	Quarter Ended
	December 31, 2022	Realignment	Operations	December 31, 2022
Operating Profit (Loss):
Commercial Real Estate	$21.2	$—	$—	$21.2
Land Operations	5.5	0.1	0.1	5.7
Materials & Construction	(87.4)	(0.1)	87.5	—
Total operating profit (loss)	$(60.7)	$—	$87.6	$26.9
Interest expense	(5.4)	—	0.1	(5.3)
Corporate and other expense	(5.6)	—	—	(5.6)
Income (Loss) from Continuing Operations Before Income Taxes	$(71.7)	$—	$87.7	$16.0
Income tax benefit (expense)	0.2	—	—	0.2
Income (Loss) from Continuing Operations	$(71.5)	$—	$87.7	$16.2
Income (loss) from discontinued operations, net of income taxes	(0.2)	—	(87.7)	(87.9)
Net Income (Loss)	$(71.7)	$—	$—	$(71.7)

	Unadjusted			As Reported
	Quarter Ended	Segment	Discontinued	Quarter Ended
	December 31, 2021	Realignment	Operations	December 31, 2021
Operating Profit (Loss):
Commercial Real Estate	$19.6	$—	$—	$19.6
Land Operations	33.1	(3.3)	0.1	29.9
Materials & Construction	(34.3)	3.3	31.0	—
Total operating profit (loss)	$18.4	$—	$31.1	$49.5
Gain (loss) on disposal of commercial real estate properties, net	2.6	—	—	2.6
Interest expense	(6.1)	—	—	(6.1)
Corporate and other expense	(8.2)	—	—	(8.2)
Income (Loss) from Continuing Operations Before Income Taxes	$6.7	$—	$31.1	$37.8
Income tax benefit (expense)	0.1	—	—	0.1
Income (Loss) from Continuing Operations	$6.8	$—	$31.1	$37.9
Income (loss) from discontinued operations, net of income taxes	(0.4)	—	(31.1)	(31.5)
Net Income (Loss)	$6.4	$—	$—	$6.4